                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*




                            Interactive Magic, Inc.
                   -----------------------------------------
                               (Name of Issuer)

                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)

                                   45838M104
                   -----------------------------------------
                                (CUSIP Number)

                                September 15, 1999
                   -----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]  Rule 13d-1(b)
                [X]  Rule 13d-1(c)
                [ ]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 6 Pages



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CUSIP NO.                           13G                   PAGE  2  OF 6  PAGES


1    NAME OF REPORTING PERSON Elliot Bossen
     I.R.S. Identification Nos. of all persons (entities only).




2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION   United States



                    5    SOLE VOTING POWER   1,066,880




   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH


                    8    SHARED DISPOSITIVE POWER




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,066,880





10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.  9.07%




12   TYPE OF REPORTING PERSON*   IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!



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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer:  Interactive Magic, Inc.



           (b).    Address of Issuer's Principal Executive Offices:
                                  215 Southport Drive
                                  Suite 1000
                                  Morrisville, NC 27560



Item 2.    (a).    Name of Person Filing:  Elliot Bossen




           (b).    Address of Principal Business Office:
                                  3100 Tower Boulevard
                                  University Tower - Suite 1104
                                  Durham, North Carolina 27707





                              Page 3 of 6 Pages



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Item 2.    (c).    Citizenship:  United States




           (d).    Title of Class of Securities:  Common Stock



           (e).    CUSIP Number:  45838M104



Item 3. This statement is filed pursuant to Rule 13d-1(c) by Elliot Bossen



Item 4.            Ownership.

           (a).    Amount Beneficially Owned  1,066,880



           (b).    Percent of Class:  9.07%



           (c).    Number of Shares as to which Elliot Bossen has:

                   (i)      sole power to vote or to direct the vote 1,066,880

                   (ii)     shared power to vote or to direct the vote

                   (iii)    sole power to dispose or to direct the
                            disposition of

                   (iv) shared power to dispose or to direct the disposition of





                              Page 4 of 6 Pages



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Item 5.            Ownership of Five Percent or Less of a Class:





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:





Item 8.            Identification and Classification of Members of the Group:







                              Page 5 of 6 Pages



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Item 9.            Notice of Dissolution of Group:




Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                          By:  /s/ Elliot Bossen
                                               ------------------------
                                               Elliot Bossen





Dated:  September 24, 1999




                               Page 6 of 6 Pages